EXHIBIT 21

Subsidiaries of the Registrant

	State or Other Jurisdiction of Incorporation	Percentage Ownership
Parent

Patapsco Bancorp, Inc.	Maryland	—

Subsidiary (1)

The Patapsco Bank	Maryland	100%

Subsidiaries of The Patapsco Bank (1)

PFSL Holding Corp.	Maryland	100%

Prime Business Leasing	Maryland	100%

Patapsco Financial Services, Inc.	Maryland	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements appearing in at Item 7 to this Annual Report on Form 10-KSB.